EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
August 6, 2004

GLOBAL MED TECHNOLOGIES®, INC. ANNOUNCES
RECORD NEW SYSTEM SALES
FOR THE SECOND QUARTER OF 2004

DENVER, Colorado – Global Med Technologies®, Inc. (OTC BB: GLOB) (“Global Med” or the “Company”) announced record sales of its blood bank software systems for the three months ended June 30, 2004. The value of the non-GAAP revenues for the second quarter was approximately $2.760 million.

Global Med’s Chairman and CEO, Michael I. Ruxin M.D., commenting on the quarterly results, stated, “For the three months ended June 30, 2004, the Company posted its best sales quarter ever. If the Company had recognized software license fee revenues on all of the transactions completed and shipped in the quarter ended June 30, 2004, the Company’s revenues would have been approximately $2.760 million. However, due to revenue recognition issues, the Company had to defer a substantial portion of the new system sales. Revenue recognition issues primarily associated with certain development commitments and milestone billings on some of these contracts prevented the Company from immediately recognizing all of the revenues from these transactions and resulted in the deferral of approximately $1.3 million of the $1.41 million in software license fees. The Company believes that a majority of this revenue will be recognized prior to the end of 2004, and all of the revenue referenced above will be recognized within the next 15 months.” Dr. Ruxin continued, “In addition, Global Med has an impressive pipeline of prospective business and potential recurring revenues. The projected five-year value of products and services to be provided under the contracts signed in the second quarter is approximately $3.35 million. “

Although the $2.760 million is a non-GAAP revenue number, the Company believes it is important to provide it in addition to the GAAP-based revenue information because it gives an indication of the significant backlog of revenue that existed as of June 30, 2004 from the transactions that occurred during the quarter.

This background information related to the deferral of software license fee revenues also helps to explain the changes in the Company’s cash, accounts receivable and deferred revenue balances as of June 30, 2004 when compared with December 31, 2003.

(In thousands $000s)

	December 31, 2003	June 30, 2004	Increase (Decrease)
Cash	$ 983	$ 880	($103)
Accounts receivable (net)	$ 286	$1,019	$ 733
Deferred revenue	$1,389	$2,183	$ 794

The Company’s cash position decreased by $103 thousand during the six months ended June 30, 2004. The Company’s operations used $612 thousand during this period. For the first quarter of 2004, the Company’s operations provided $6 thousand in cash flows. For the second quarter, the Company’s operations used $618 thousand. The use of cash during the three months ended June 30, 2004 primarily resulted from the timing of collections associated with accounts receivable.

Although the Company billed approximately $2.211 million in accounts receivable during the quarter ended June 30, 2004, the Company’s cash collections from receivables for this period were approximately $1.268 million. The difference between the billings and cash collections is explained primarily by the timing of the accounts receivable billings. Of the $2.211 million billed during the quarter, approximately $1.164 million was billed in June. Therefore, the Company did not collect a significant portion of the receivable balances billed during the final month of the quarter. As of August 5, 2004, the Company had collected $2.025 million of the $2.221 million billed during the second quarter. The Company believes the remainder of the accounts receivable billings are either fully collectible or covered by the Company’s reserve for bad debts.

As of August 5, 2004, the Company’s cash balance was approximately $1.178 million, and the Company believes that for the final two quarters of 2004, it will have positive cash flows from operations.

From December 31, 2003 to June 30, 2004, deferred revenue increased by $794 thousand. The significant increase in deferred revenue is primarily the result of the deferral of revenues associated with transactions completed and invoiced during the three months ended June 30, 2004. During this quarter, the Company billed out approximately $599 thousand related to the second quarter sales that were shipped and under contract. Of the amount billed, approximately $483 thousand required deferral. The primary component of the revenues deferred related to billings for software license fees in the amount of $415 thousand. GAAP accounting required deferral of this revenue because certain development or service commitments remained as of June 30, 2004 that were associated with this revenue.

The following tables provide certain details related to the Company’s operations for the three months ended June 30, 2004 and 2003:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	June 30, 2004	June 30, 2003
Revenues	$ 1,460	$ 2,291

Operating Expenses	$ 1,184	$ 1,135

Income (loss) from
operations	$ (345)	$ 586

Net (loss) income	$ (372)	$ 413

Net income (loss) per share
Basic and diluted	$ (0.02)	$ 0.02

Shares outstanding
Basic	25,626	24,545

Diluted	25,626	25,326

Cash flows (used in) provided by
operations	$ (618)	$ 90

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Six Months Ended
In ($000s) except per share information
(Unaudited)

	June 30, 2004	June 30, 2003
Revenues	$ 2,813	$ 3,818

Operating Expenses	$ 2,284	$ 2,252

Income (loss) from
Operations	$ (655)	$ 423

Net income (loss)	$ (820)	$ 67

Net income (loss) per
share basic and diluted	$ (0.04)	$ 0.00

Shares outstanding
Basic	25,089	24,545

Diluted	25,089	26,151

Cash flows (used
in) provided by operations	$ (612)	$ 174

The Company’s results for the three and six months ended June 30, 2003 were dramatically increased by certain non-cash or non-recurring transactions that occurred during these periods. Included in the Company’s results for the three and six months ended June 30, 2003, the Company recognized $500 thousand in revenues associated with a settlement agreement whereby a former marketing partner waived its right to software development services that had been paid for in prior years. For the three and six months ended June 30, 2003, the Company recognized $150 thousand and $300 thousand, respectively, in revenues related to a termination contract with a significant PeopleMed.com, Inc. customer. During the three and six months ended June 30, 2003, the Company recognized $360 thousand in revenues associated with certain non-cash consideration (i.e., reductions in liabilities owed to the customer) associated with the sale of certain SafeTrace Tx®* products. Had these transactions been excluded from the results for this period, the revenues for the three and six months ended June 30, 2003 would have been $1.281 million and $2.808, respectively. The Company believes it is important to provide this additional non-GAAP analysis because the non-cash or non-recurring transactions do not provide a clear comparison of the transaction-based activities during the periods.

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter ended June 30, 2004 are not necessarily indicative of the results that may be expected for any other future period.

*Patent Pending